Exhibit 99.1

Teladoc Health Reports Second Quarter 2023 Results

•Second quarter 2023 revenue grows 10% year-over-year to $652.4 million
•Second quarter 2023 operating cash flow of $101.2 million; free cash flow of $64.6 million
•Second quarter 2023 net loss of $65.2 million, or $0.40 per share
•Second quarter 2023 adjusted EBITDA of $72.2 million

PURCHASE, NY, July 25, 2023— Teladoc Health, Inc. (NYSE: TDOC), the global leader in whole-person virtual care, today reported financial results for the second quarter ended June 30, 2023.

"Teladoc Health continues to set the standard for delivery of innovative, whole person virtual healthcare solutions to an ever-demanding marketplace focused on the intersection of quality and cost of care," said Jason Gorevic, chief executive officer of Teladoc Health. "For the second quarter, we are pleased to report strong financial and operating results against all key metrics, including adjusted EBITDA of $72.2 million, exceeding expectations. This performance is a direct result of introducing and expanding new products and services, investing in a robust innovation pipeline, controlling expenses, and vertically integrating care to capitalize on customer demand for unified virtual and in-person healthcare experiences."

Key Financial Data
($ in thousands, except per share data, unaudited)
	Quarter Ended		Year over Year	Six Months Ended		Year over Year
	June 30,		Change	June 30,		Change
	2023	2022		2023	2022
Revenue	$652,406	$592,379	10%	$1,281,650	$1,157,729	11%

Net loss	$(65,177)	$(3,101,461)	98%	$(134,405)	$(9,775,984)	99%
Net loss per share, basic and diluted	$(0.40)	$(19.22)	98%	$(0.82)	$(60.72)	99%

Adjusted EBITDA (1)	$72,155	$46,711	54%	$124,920	$101,208	23%

See note (1) in the Notes section that follows.

Second Quarter 2023

Revenue increased 10% to $652.4 million from $592.4 million in second quarter 2022. Access fees revenue grew 11% to $575.7 million and other revenue grew 4% to $76.7 million. U.S. revenue grew 8% to $561.8 million and International revenue grew 28% to $90.6 million.

Revenue increased 5% to $360.1 million for the Teladoc Health Integrated Care ("Integrated Care") segment and increased 18% to $292.4 million for the BetterHelp segment in second quarter 2023.

Net loss totaled $65.2 million, or $0.40 per share, for second quarter 2023, compared to $3,101.5 million, or $19.22 per share, for second quarter 2022. Results for second quarter 2023 included stock-based compensation expense of $55.7 million, or $0.34 per share, restructuring costs of $7.5 million, or $0.05 per share, primarily related to office space reductions, and amortization of acquired intangibles of $52.8 million, or $0.32 per share.

Results for second quarter 2022 substantially included a non-cash goodwill impairment charge of $3,030.0 million, or $18.78 per share, as well as stock-based compensation expense of $51.0 million, or $0.32 per share, and amortization of acquired intangibles of $49.7 million, or $0.31 per share.

Adjusted EBITDA(1) increased 54% to $72.2 million, compared to $46.7 million for second quarter 2022. Integrated Care segment adjusted EBITDA increased 29% to $38.0 million in second quarter 2023 and BetterHelp segment adjusted EBITDA increased 71% to $34.2 million in second quarter 2023.

GAAP gross margin, which includes depreciation and amortization, was 67.5% for second quarter 2023, compared to 68.2% for second quarter 2022.

Adjusted gross margin(1) was 70.8% for second quarter 2023, compared to 69.2% for second quarter 2022.

Six Months Ended June 30, 2023

Revenue increased 11% to $1,281.7 million from $1,157.7 million in the first half of 2022. Access fees revenue grew 12% to $1,126.5 million, and other revenue grew 5% to $155.1 million. U.S. revenue grew 9% to $1,103.4 million, and International revenue grew 23% to $178.2 million for the first half of 2023.

Revenue increased 5% to $710.0 million for the Integrated Care segment and increased 20% to $571.6 million for the BetterHelp segment in the first half of 2023.

Net loss totaled $134.4 million, or $0.82 per share, for the first half of 2023, compared to $9,776.0 million, or $60.72 per share, for the first half of 2022. Results for the first half of 2023 included stock-based compensation expense of $101.8 million, or $0.62 per share, restructuring costs of $15.6 million, or $0.10 per share, and amortization of acquired intangibles of $103.0 million, or $0.63 per share.

Results for the first half of 2022 included non-cash goodwill impairment charges of $9,630.0 million, or $59.81 per share, as well as stock-based compensation expense of $111.4 million, or $0.69 per share, and amortization of acquired intangibles of $99.6 million, or $0.62 per share.

Adjusted EBITDA(1) increased 23% to $124.9 million, compared to $101.2 million for the first half of 2022. Integrated Care segment adjusted EBITDA increased 39% to $73.1 million in the first half of 2023 and BetterHelp segment adjusted EBITDA increased 3% to $51.8 million in the first half of 2023.

GAAP gross margin, which includes depreciation and amortization, was 67.6% for the first half of 2023, compared to 67.1% for the first half of 2022.

Adjusted gross margin(1) was 70.3% for the first half of 2023, compared to 68.1% for the first half of 2022.

Capex and Cash Flow

Cash flow from operations was $101.2 million in the second quarter of 2023, compared to $92.5 million in the second quarter of 2022, and was $114.3 million in the first half of 2023, compared to $60.7 million in the first half of 2022. Capitalized expenditures and capitalized software (together, “Capex”) was $36.6 million in the second quarter of 2023, compared to $44.8 million in the second quarter of 2022, and was $82.2 million for the first half of 2023, compared to $75.7 million for the first half of 2022. Free cash flow was $64.6 million in the second quarter of

2023, compared to $47.6 million in the second quarter of 2022, and was $32.1 million for the first half of 2023, compared to a negative $14.9 million for the first half of 2022.

Financial Outlook

Teladoc Health provides an outlook based on current market conditions and expectations and what we know today. Based on what we know today, we believe our outlook ranges provide a reasonable baseline for 2023 financial performance.

For third quarter 2023, we expect:

3Q 2023 Outlook Range
Revenue	$650 - $675 million
Adjusted EBITDA	$72 - $82 million
Net loss per share	($0.50) - ($0.40)
U.S. Integrated Care Members (2)	~86 million

For the year ending December 31, 2023, we expect:

Full Year 2023 Outlook Range
Revenue	$2,600 - $2,675 million
Adjusted EBITDA	$300 - $325 million
Net loss per share	($1.60) - ($1.25)
U.S. Integrated Care Members (2)	~86 million
See note (2) in the Notes section that follows.

Earnings Conference Call
The second quarter 2023 earnings conference call and webcast will be held Tuesday, July 25, 2023 at 4:30 p.m. E.T. The conference call can be accessed by dialing 1-833-470-1428 for U.S. participants and using the access code # 447516. For international participants, please visit the following link for global dial-in numbers: https://www.netroadshow.com/events/global-numbers?confId=51877. A live audio webcast will also be available online at http://ir.teladoc.com/news-and-events/events-and-presentations/. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About Teladoc Health

Teladoc Health empowers all people everywhere to live their healthiest lives by transforming the healthcare experience. As the world leader in whole-person virtual care, Teladoc Health uses proprietary health signals and personalized interactions to drive better health outcomes across the full continuum of care, at every stage in a person’s health journey. Teladoc Health leverages more than two decades of expertise and data-driven insights to meet the growing virtual care needs of consumers and healthcare professionals. For more information, please visit www.teladochealth.com or follow @TeladocHealth on Twitter.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future financial or operating results, future numbers of members or clients, litigation outcomes, regulatory developments, market developments, new products and growth strategies, and the effects of any of the foregoing on our future results of operations or financial condition.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market conditions and receptivity to our services and offerings, including our ability to effectively compete; (iii) results of litigation or regulatory actions; (iv) the loss of one or more key clients or the loss of a significant number of members or BetterHelp paying users; (v) changes in valuations or useful lives of our assets; (vi) changes to our abilities to recruit and retain qualified providers into our network; and (vii) the impact of and risk related to impairment losses with respect to goodwill or other assets. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

TELADOC HEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data, unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$652,406	$592,379	$1,281,650	$1,157,729
Expenses:
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	190,540	182,470	380,647	369,495
Operating expenses:
Advertising and marketing	178,756	164,574	355,546	298,174
Sales	53,530	57,930	108,020	116,259
Technology and development	87,309	78,696	174,294	166,108
General and administrative	125,841	112,998	239,986	217,921
Acquisition, integration, and transformation costs	5,080	2,892	11,024	7,399
Restructuring costs	7,530	—	15,632	—
Depreciation and amortization	75,465	59,371	145,248	118,304
Goodwill impairment	—	3,030,000	—	9,630,000
Total expenses	724,051	3,688,931	1,430,397	10,923,660
Loss from operations	(71,645)	(3,096,552)	(148,747)	(9,765,931)
Interest income	(11,558)	(1,225)	(20,469)	(1,389)
Interest expense	5,835	5,562	11,098	11,206
Other expense (income), net	207	1,760	(4,700)	1,036
Loss before provision for income taxes	(66,129)	(3,102,649)	(134,676)	(9,776,784)
Provision for income taxes	(952)	(1,188)	(271)	(800)
Net loss	$(65,177)	$(3,101,461)	$(134,405)	$(9,775,984)

Net loss per share, basic and diluted	$(0.40)	$(19.22)	$(0.82)	$(60.72)

Weighted-average shares used to compute basic and diluted net loss per share	164,171,372	161,377,695	163,550,481	161,002,075

Stock-based Compensation Summary

Compensation costs for stock-based awards were classified as follows (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cost of revenue (exclusive of depreciation and amortization, which is shown separately)	$1,243	$2,123	$2,596	$4,319
Advertising and marketing	4,002	3,198	7,128	6,909
Sales	9,870	10,709	17,947	22,781
Technology and development	15,689	15,093	28,416	33,180
General and administrative	24,921	19,877	45,676	44,247
Total stock-based compensation expense (3)	$55,725	$51,000	$101,763	$111,436
See note (3) in the Notes section that follows.

Revenues

($ in thousands)	Quarter Ended June 30,		Year over Year Change	Six Months Ended June 30,		Year over Year Change
	2023	2022		2023	2022
Revenue by Type
Access fees	$575,661	$518,730	11%	$1,126,531	$1,010,067	12%
Other	76,745	73,649	4%	155,119	147,662	5%
Total Revenue	$652,406	$592,379	10%	$1,281,650	$1,157,729	11%

Revenue by Geography
U.S. Revenue	$561,787	$521,386	8%	$1,103,448	$1,012,586	9%
International Revenue	90,619	70,993	28%	178,202	145,143	23%
Total Revenue	$652,406	$592,379	10%	$1,281,650	$1,157,729	11%

Summary Operating Metrics

(In millions, except revenue per member)	Quarter Ended June 30,		Year over Year Change
	2023	2022
U.S. Integrated Care Members (2)	85.9	80.3	7%
BetterHelp Paying Users (4)	0.476	0.408	17%
Chronic Care Program Enrollment (5)	1.073	1.005	7%

	Quarter Ended June 30,		Year over Year Change	Six Months Ended June 30,		Year over Year Change
	2023	2022		2023	2022
Total Visits	4.7	4.7	—%	9.5	9.2	3%

Average Revenue Per U.S. Integrated Care Member (6)	$1.41	$1.43	(1)%	$1.40	$1.42	(1)%
See notes (2), (4), (5), and (6) in the Notes section that follows.

Operating Results by Segment (see note (7) in the Notes section that follows)

The following table presents operating results by reportable segment for the periods indicated:

($ in thousands, unaudited)	Quarter Ended June 30,		Year over Year Change	Six Months Ended June 30,		Year over Year Change
	2023	2022		2023	2022
Teladoc Health Integrated Care
Revenue	$360,050	$341,599	5%	$710,022	$673,983	5%
Adjusted EBITDA	$37,968	$29,320	29%	$73,095	$52,587	39%
Adjusted EBITDA Margin %	10.5%	8.6%	196 bps	10.3%	7.8%	249 bps

BetterHelp
Therapy Services	$288,288	$245,754	17%	$564,216	$474,871	19%
Other Wellness Services	4,068	1,560	161%	7,412	2,617	183%
Total Revenue	$292,356	$247,314	18%	$571,628	$477,488	20%
Adjusted EBITDA	$34,187	$20,022	71%	$51,825	$50,120	3%
Adjusted EBITDA Margin %	11.7%	8.1%	360bps	9.1%	10.5%	(143)bps

TELADOC HEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(134,405)	$(9,775,984)
Adjustments to reconcile net loss to net cash flows from operating activities:
Goodwill impairment	—	9,630,000
Depreciation and amortization	145,248	118,304
Depreciation of rental equipment	1,324	1,486
Amortization of right-of-use assets	5,778	6,540
Provision for allowances	3,048	5,857
Stock-based compensation	101,763	111,436
Deferred income taxes	(3,557)	(2,528)
Accretion of interest	1,693	1,659
Other, net	4,570	—
Changes in operating assets and liabilities:
Accounts receivable	(7,032)	(43,948)
Prepaid expenses and other current assets	16,625	(20,195)
Inventory	20,613	11,974
Other assets	(17,463)	(17,453)
Accounts payable	(31,788)	47,417
Accrued expenses and other current liabilities	20,742	20,712
Accrued compensation	(15,532)	(38,328)
Deferred revenue	7,546	10,823
Operating lease liabilities	(4,946)	(7,266)
Other liabilities	111	216
Net cash provided by operating activities	114,338	60,722
Cash flows from investing activities:
Capital expenditures	(4,267)	(6,455)
Capitalized software	(77,927)	(69,213)
Other, net	—	3,264
Net cash used in investing activities	(82,194)	(72,404)
Cash flows from financing activities:
Net proceeds from the exercise of stock options	677	4,980
Proceeds from employee stock purchase plan	5,435	1,972
Cash received for withholding taxes on stock-based compensation, net	1,450	54
Other, net	(1)	(5,524)
Net cash provided by financing activities	7,561	1,482
Net increase (decrease) in cash and cash equivalents	39,705	(10,200)
Foreign exchange difference	808	(2,119)
Cash and cash equivalents at beginning of the period	918,182	893,480
Cash and cash equivalents at end of the period	$958,695	$881,161

The following table presents the selected cash flow information for the following quarters (in thousands):

Consolidated Statement of Cash Flows - Summary	Quarter Ended June 30,
	2023	2022
Net cash provided by operating activities	$101,182	$92,469
Net cash used in investing activities	(36,570)	(44,837)
Net cash provided by financing activities	4,208	(1,334)
Foreign exchange difference	1,296	(1,581)
Net increase in cash and cash equivalents	$70,116	$44,717

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data, unaudited)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$958,695	$918,182
Accounts receivable, net of allowance for doubtful accounts of $8,050 and $4,324, respectively	215,181	210,554
Inventories	34,054	56,342
Prepaid expenses and other current assets	113,034	130,310
Total current assets	1,320,964	1,315,388
Property and equipment, net	30,392	29,641
Goodwill	1,073,190	1,073,190
Intangible assets, net	1,784,105	1,836,765
Operating lease - right-of-use assets	34,824	41,831
Other assets	72,930	48,540
Total assets	$4,316,405	$4,345,355
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,071	$47,690
Accrued expenses and other current liabilities	192,937	168,693
Accrued compensation	67,001	81,554
Deferred revenue-current	107,385	101,832
Total current liabilities	383,394	399,769
Other liabilities	1,740	1,618
Operating lease liabilities, net of current portion	36,809	38,042
Deferred revenue, net of current portion	14,240	11,954
Deferred taxes, net	48,097	50,939
Convertible senior notes, net	1,536,981	1,535,288
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares authorized; 164,877,180 shares and 162,840,360 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	165	163
Additional paid-in capital	17,476,451	17,358,645
Accumulated deficit	(15,142,692)	(15,008,287)
Accumulated other comprehensive loss	(38,780)	(42,776)
Total stockholders’ equity	2,295,144	2,307,745
Total liabilities and stockholders’ equity	$4,316,405	$4,345,355

Non-GAAP Financial Measures:

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use adjusted gross profit, adjusted gross margin, EBITDA, adjusted EBITDA, and free cash flow, which are non-GAAP financial measures, to clarify and enhance an understanding of past performance. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance, and are commonly used by investors to evaluate our performance and that of our competitors. We further believe that these financial measures are useful financial metrics to assess our operating performance and financial and business trends from period-to-period by excluding certain items that we believe are not representative of our core business, and that free cash flow reflects an additional way of viewing our liquidity that, when viewed together with GAAP results, provides management, investors, and other users of our financial information with a more complete understanding of factors and trends affecting our cash flows. We use these non-GAAP financial measures for business planning purposes and in measuring our performance relative to that of our competitors. We utilize adjusted EBITDA as a key measure of our performance.

Adjusted gross profit is our total revenue minus our total cost of revenue (exclusive of depreciation and amortization, which is shown separately) and adjusted gross margin is adjusted gross profit as a percentage of our total revenue.

EBITDA consists of net loss before interest income; interest expense; other income, net, including foreign exchange gains or losses; provision for income taxes; depreciation and amortization; and goodwill impairment. Adjusted EBITDA consists of net loss before interest income; interest expense; other income, net, including foreign exchange gains or losses; provision for income taxes; depreciation and amortization; goodwill impairment; stock-based compensation; restructuring costs; and acquisition, integration, and transformation costs.

Free cash flow is net cash (used in) provided by operating activities less capital expenditures and capitalized software development costs.

Our use of these non-GAAP terms may vary from that of others in our industry, and other companies may calculate such measures differently than we do, limiting their usefulness as comparative measures.

Non-GAAP measures have important limitations as analytical tools and you should not consider them in isolation, and they should not be considered as an alternative to net loss before provision for income taxes, net loss, net loss per share, net cash from operating activities or any other measures derived in accordance with GAAP. Some of these limitations are:
•adjusted gross margin has been and will continue to be affected by a number of factors, including the fees we charge our clients, the number of visits and cases we complete, the costs paid to providers and medical experts, as well as the costs of our provider network operations center;
•adjusted gross margin does not reflect the significant depreciation and amortization to cost of revenue;
•EBITDA and adjusted EBITDA eliminate the impact of the provision for income taxes on our results of operations, and they do not reflect goodwill impairment, interest income, interest expense or other income, net;
•adjusted EBITDA does not reflect restructuring costs. Restructuring costs may include certain lease impairment costs, certain losses related to early lease terminations, and severance;
•adjusted EBITDA does not reflect significant acquisition, integration, and transformation costs. Acquisition, integration and transformation costs include investment banking, financing, legal, accounting, consultancy, integration, fair value changes related to contingent consideration, and certain other transaction costs related to mergers and acquisitions. It also includes costs related to certain business transformation initiatives focused on integrating and optimizing various operations and systems, including upgrading our customer relationship management (CRM) and enterprise resource planning (ERP) systems. These transformation cost adjustments made to our results do not represent normal, recurring, operating expenses necessary to operate the business but, rather, incremental costs incurred in connection with our acquisition and integration activities; and
•adjusted EBITDA does not reflect the significant non-cash stock-based compensation expense which should be viewed as a component of recurring operating costs.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA do not reflect any expenditures for such replacements.

We compensate for these limitations by using these non-GAAP measures along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include net loss, net loss per share, net cash provided by operating activities, and other performance measures.

In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The following is a reconciliation of gross profit and gross margin, the most directly comparable GAAP financial measures, to adjusted gross profit and adjusted gross margin, respectively:

Reconciliation of GAAP Gross Profit to Adjusted Gross Profit and Adjusted Gross Margin
(In thousands, unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$652,406	$592,379	$1,281,650	$1,157,729
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	(190,540)	(182,470)	(380,647)	(369,495)
Depreciation and amortization	(21,474)	(6,167)	(34,005)	(11,286)
Gross Profit	440,392	403,742	866,998	776,948
Depreciation and amortization	21,474	6,167	34,005	11,286
Adjusted gross profit	$461,866	$409,909	$901,003	$788,234

Gross margin	67.5%	68.2%	67.6%	67.1%
Adjusted gross margin	70.8%	69.2%	70.3%	68.1%

The following is a reconciliation of net loss, the most directly comparable GAAP financial measure, to EBITDA and adjusted EBITDA:

Reconciliation of GAAP Net Loss to EBITDA and Adjusted EBITDA
(In thousands, except for outlook data, unaudited)

					Outlook in millions (8)
	Quarter Ended June 30,		Six Months Ended June 30,		Third Quarter	Full Year
	2023	2022	2023	2022	2023	2023
Net loss	$(65,177)	$(3,101,461)	$(134,405)	$(9,775,984)	$(83) - (66)	$(264) - (206)
Add:
Goodwill impairment	—	3,030,000	—	9,630,000
Other expense (income), net	207	1,760	(4,700)	1,036
Interest income	(11,558)	(1,225)	(20,469)	(1,389)
Interest expense	5,835	5,562	11,098	11,206
Provision for income taxes	(952)	(1,188)	(271)	(800)
Depreciation and amortization	75,465	59,371	145,248	118,304
Total Adjustments	68,997	3,094,280	130,906	9,758,357
Consolidated EBITDA	3,820	(7,181)	(3,499)	(17,627)
Adjustments:
Stock-based compensation	55,725	51,000	101,763	111,436
Acquisition, integration, and transformation costs	5,080	2,892	11,024	7,399
Restructuring costs	7,530	—	15,632	—
Total Adjustments	68,335	53,892	128,419	118,835	138 - 165	506 - 589
Consolidated Adjusted EBITDA	$72,155	$46,711	$124,920	$101,208	$72 - 82	$300 - 325

Segment Adjusted EBITDA
Teladoc Health Integrated Care	$37,968	$29,320	$73,095	$52,587
BetterHelp	34,187	20,022	51,825	50,120
Other	—	(2,631)	—	(1,499)
Consolidated Adjusted EBITDA	$72,155	$46,711	$124,920	$101,208
See note (8) in the Notes section that follows.

The following is a reconciliation of net cash provided by operating activities, the most directly comparable GAAP financial measure, to free cash flow:

Reconciliation of GAAP Net Cash Provided by Operating Activities to Free Cash Flow
(In thousands, unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$101,182	$92,469	$114,338	$60,722
Capital expenditures	(1,904)	(2,542)	(4,267)	(6,455)
Capitalized software	(34,666)	(42,295)	(77,927)	(69,213)
Free Cash Flow	$64,612	$47,632	$32,144	$(14,946)

Notes:

1.A reconciliation of each non-GAAP measure to the most comparable measure under GAAP has been provided in this press release in the accompanying tables. An explanation of these non-GAAP measures is also included under the heading “Non-GAAP Financial Measures.”

2.U.S. Integrated Care Members represent the number of unique individuals who have paid access and visit fee only access to our suite of integrated care services in the U.S. at the end of the applicable period.

3.Excluding the amount capitalized related to software development projects.

4.BetterHelp Paying Users represent the average number of global monthly paying users of our BetterHelp therapy services during the applicable period.

5.Chronic Care Program Enrollment represents the total of enrollees across our suite of chronic care programs at the end of a given period.

6.Average revenue per U.S. Integrated Care member is calculated by dividing the total revenue generated from the Integrated Care segment by the average number of U.S. Integrated Care Members (see note 2) during the applicable period.

7.We have two segments: Teladoc Health Integrated Care (“Integrated Care”) and BetterHelp. The Integrated Care segment includes a suite of global virtual medical services including general medical, expert medical services, specialty medical, chronic condition management, mental health, and enabling technologies and enterprise telehealth solutions for hospitals and health systems. The BetterHelp segment includes virtual therapy and other wellness services provided on a global basis which are predominantly marketed and sold on a direct-to-consumer basis.

Other includes certain revenues, expenses and charges not related to ongoing segment operations.

8.We have not provided a full line-item reconciliation for net loss to EBITDA or adjusted EBITDA outlook because we do not provide outlook on the individual reconciling items between net loss, EBITDA, and adjusted EBITDA. This is due to the uncertainty as to timing, and the potential variability, of the individual reconciling items such as impairments, stock-based compensation and the related tax impact, provision for income taxes, acquisition, integration, and transformation costs, and restructuring costs, the effect of which may be significant. Accordingly, a full line-item reconciliation of the GAAP measure to the corresponding non-GAAP financial measure outlook is not available without unreasonable effort.

Investors:
Patrick Feeley
914-265-7925
IR@teladochealth.com

Media:
Chris Stenrud
860-491-8821
pr@teladochealth.com